Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

December 15, 2017

MDC Partners Inc.

745 Fifth Avenue, 19th Floor

New York, New York 10151

Ladies and Gentlemen:

We have acted as counsel to MDC Partners Inc., a corporation organized under the law of Canada (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities, which may be either senior (“Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities” and together with Senior Debt Securities, the “Debt Securities”). The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act in an amount which, together with the amount of Class A Subordinate Shares of the Company, no par value, and Preference Shares of the Company, no par value, referenced in such Registration Statement, is equal to an aggregate offering price not to exceed $1,000,000,000.

MDC Partners Inc.	-2-	December 15, 2017

The Senior Debt Securities will be issued under an Indenture (the “Senior Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Senior Trustee”). The Subordinated Debt Securities will be issued under an Indenture (the “Subordinated Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Subordinated Trustee”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

We have examined the Registration Statement and the forms of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that: (1) at the time of the execution, authentication, issuance and delivery of the Senior Debt Securities, the Senior Indenture will be the valid and legally binding obligation of the Senior Trustee; (2) at the time of the execution, authentication, issuance and delivery of the Subordinated Debt Securities, the Subordinated Indenture will be the valid and legally binding obligation of the Subordinated Trustee. We have assumed further that at the time of execution, authentication, issuance and delivery of the Debt Securities, each of the Indentures will have been duly authorized, executed and delivered by the Company.

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We have assumed further that, at the time of execution, authentication, issuance and delivery of the Indentures and the Debt Securities, (1) the Company will be validly existing and in good standing under the law of Canada and each of the Indentures will have been duly authorized, executed and delivered by the Company in accordance with its Certificate of Amalgamation and By-laws and the law of Canada, (2) the execution, delivery and performance by the Company of each of the Indentures and the Debt Securities will not violate the law of Canada or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of the Indentures and the Debt Securities will not constitute a breach or violation of any agreement or instrument which is binding upon the Company or its Certificate of Amalgamation or By-laws.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee thereof (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) or duly authorized officers of the Company (“Authorized Officers”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive underwriting, purchase or similar agreement (each an “Underwriting Agreement”) approved by the Board or Authorized Officers and otherwise in accordance with the provisions of the applicable Indenture and such Underwriting Agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

MDC Partners Inc.	-4-	December 15, 2017

Our opinion set forth above is subject to (i) the effects of  bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 114 of the Indentures or (ii) Section 110 of the Indentures relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP